Exhibit 99.1

Key Technology Announces 2006 First Quarter Results
Sales, Orders and Backlog Up Over Prior Year

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the first quarter of fiscal 2006 ended December 31, 2005.

Net sales for the three-month period ended December 31, 2005 totaled $19.2 million, compared to $14.6 million recorded in the same quarter last year. Net loss for the quarter was $510,000 or $0.10 per diluted share, compared with a net loss of $442,000, or $0.09 per diluted share, in the same period a year ago.

Gross profit for the first quarter of fiscal 2006 was $7.1 million compared to $5.3 million in the corresponding period last year. As a percentage of sales, gross profit for the quarter was 36.9% compared to 36.4% in the first quarter of fiscal 2005.

“While we are disappointed with our reported net loss for the quarter, we are very pleased that our sales were up nearly 32% compared to last year. Sales in all product lines increased substantially over the prior year, with upgrade sales more than doubling and optical systems sales up over 80%,” commented Ron Burgess, Chief Financial Officer. “While gross profit improved over the prior period, the 36.9% margin was negatively impacted by costs associated with the consolidation of our facilities in Walla Walla. We will incur some additional expenses related to the consolidation in our second quarter. The benefits and operating efficiencies of the consolidation are expected to contribute to improved gross margin results in future quarters.”

Operating expenses for the quarter ended December 31, 2005 were $7.9 million, or 41.1% of sales, compared to $6.5 million, or 44.4% of sales in the same quarter last year. Our operating expenses during the first quarter increased over the first quarter of 2005 due to a number of factors, including:

•	The addition of operating expenses for Freshline Machines, which we acquired during the second quarter of our last fiscal year;
•	Expenses related to the consolidation of our two Walla Walla facilities;
•	Expenses related to establishing a sales and service office in China and our expansion into the pharmaceutical market;
•	Investment in the addition of senior and middle management personnel to support the Company’s strategic initiatives and plans for the future;
•	Investment in business process improvements geared toward ultimately reducing costs and enhancing customer services; and
•	The recognition of stock-based compensation costs upon adoption of FAS 123R

“For the most part the list above reflects initiatives aimed toward improving Key’s performance over time. Going forward, we expect to manage spending at levels that are consistent with our objective of delivering good returns to our shareholders today as well as in the future,” Burgess commented.

New orders received during the first quarter increased 11% to $18.4 million, compared to $16.6 million in the same period last year. The Company’s backlog at December 31, 2005 was $15.8 million, compared to a backlog of $14.9 million in the same quarter last year.

Burgess concluded, “Our first quarter results reflect continued growth in our sales volume, consistent with the trend we saw through fiscal 2005. We again experienced strong results from our aftermarket business and continue to focus on developing new service and upgrade products to serve our installed customer base. The Raptor laser sorter is performing well in early applications. Finally, we are encouraged by the opportunities that are developing for our SYMETIX business unit in both the pharmaceutical and nutraceutical markets.”

“We continue to focus on the business initiatives that we believe are critical to Key’s growth. As we move through the balance of this fiscal year and beyond, our management team is focused on carefully managing our operating expense level and on leveraging the investments we have made in recent months into increased order volume and lower cost of operations.”

Conference Call
The Company's conference call for the December quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, February 2nd. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, the Netherlands, and a small facility in Australia, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations; and

•	inadequate internal controls over financial reporting could result in an inability to accurately report the Company’s financial results.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2005		2004

Net sales		$19,195	$14,571
Gross profit		7,078	5,305
Operating expenses
Selling and marketing		3,621	3,031
Research and development		1,490	1,340
General and administrative		2,450	1,766
Amortization of intangibles		334	331
Total operating expenses		7,895	6,468
Loss from operations		(758)	(1,158)
Loss before income taxes		(773)	(731)
Net loss		(510)	(442)
Net loss per common share
- basic		$(0.10)	$(0.09)
- diluted	$	(0.10)	$(0.09)
Weighted average common and common equivalent shares outstanding
- basic		5,187	4,996
- diluted		5,187	4,996

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31,	September 30,
	2005	2005
	(in thousands)

Cash and cash equivalents	$12,425	$13,181
Trade accounts receivable, net	10,057	10,828
Inventories	15,511	14,860
Total current assets	42,454	42,741
Property, plant and equipment, net	4,327	4,264
Goodwill and other intangibles, net	8,393	8,733
Total assets	56,807	57,527
Current portion of long-term debt and capital lease obligations	319	1,121
Total current liabilities	15,395	15,231
Long-term debt, less current portion	355	1,199
Shareholders' equity	40,573	40,471

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CONTACT:	Key Technology, Inc., Walla Walla
Ronald Burgess, Chief Financial Officer - 509-529-2161